EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 of the Registration Statements on Form S-3 of Midwest Banc Holdings, Inc. of our report dated January 17, 2003, except for Note 27, which is as of April 14, 2003, on the consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2002 which report is incorporated by reference in this Annual Report on Form 10-K/A of Midwest Banc Holdings, Inc. for the year ended December 31, 2004 and the reference to us as “Experts” in the Registration Statement on Form S-3 filed on March 28, 2005.

Crowe Chizek and Company LLC

Oak Brook, Illinois
May 20, 2005